         EXHIBIT 10.1
Personal and Confidential

May 16, 2024

Michael McDaniel
Phoenix, AZ

Dear Michael,

We are pleased to extend you an offer of employment with Conduent Business Services, LLC as President, Commercial Solutions. You will report to Cliff Skelton at the Conduent office located at US – AZ – Remote, starting on July 17, 2024. As a full-time and exempt employee, your base salary will be $500,000 per US Annual paid semi-monthly (paid one week in arrears).

As a full-time employee of Conduent Business Services and its subsidiaries ("Conduent") you will be eligible for the following:

• Benefits, which include medical, dental, vision, AD&D, STD, LTD and Life Insurance. You are eligible for coverage on your first day of employment if you choose to enroll.

• Participation in our 401(k) Plan.

• You are eligible to participate in the Flexible Vacation Plan.

You are eligible to participate in the Annual Performance Incentive Plan (APIP) for 2024 with an annual target level of 85% of your base salary prorated for time eligible to participate in the plan. Subject to the terms and conditions of the APIP, business and individual performance are generally key factors in determining payouts. Details of this plan are contained in the APIP Guide which will be provided to you separately.

You will be recommended to receive an equity award for a targeted amount of $900,000. If approved, your award will be issued on the next available grant date. Please note that your eligibility to participate in the LTIP does not guarantee that you will receive the same award amount in subsequent years, nor does it guarantee that you will receive any future grants under the LTIP.

You will be recommended to receive an additional one-time sign-on equity award in the amount of $100,000. If approved, your award will be issued on the next available grant date.

In addition, you will receive a one-time cash sign-on award of $100,000 payable in one installment on December 31, 2024. You must be actively employed with Conduent on the payment date to be eligible to receive payment. If you voluntarily terminate your employment with Conduent or Conduent terminates your employment “for cause” at any time prior to December 31, 2025, you agree and understand that you will be required to repay the entire net amount of the cash sign-on award to Conduent at the time of your separation.

The term “for cause” as used in this letter shall mean any one or more of the following reasons for termination: (i) your failure to follow the directions of your manager provided such directions are not inconsistent with your job duties and/or with applicable law; (ii) your performance of any act of fraud, dishonesty, misappropriation or embezzlement, or other similar willful misconduct while conducting business on behalf of Conduent or executing upon your job duties and responsibilities; (iii) your conviction of any felony or a crime involving moral turpitude (including pleading guilty or no contest to such crime or a lesser crime which results from plea bargaining); (iv) your performance becomes impaired due to alcohol or substance abuse and you refuse to seek treatment; (v) your performance of any act which injures or reasonably could be expected to injure the reputation, brand, business or business relationships of Conduent; and (vi) your violation of any material Conduent policy, including, but not limited to, policies prohibiting sexual harassment, retaliation, discrimination, and violence.

You are eligible to participate in the Severance Protection and Change-in-Control Benefits as outlined in the applicable plan documents based on your role.

         EXHIBIT 10.1
There is an expectation that you will interact in person with clients and Conduent employees on a routine and regular basis in New Jersey and/or other company locations, as needed.

While it is our sincere hope and belief that our relationship will be a beneficial one, Conduent does not offer employment on a fixed term basis. Unless otherwise prohibited by law, you understand and agree this letter should not be considered in any manner as a proposed contract for employment for any fixed term, as your employment will be "at will." That is, either you or Conduent can terminate this relationship at any time, with or without cause or notice. In addition, Conduent may change any term or condition of your employment at will; with or without cause or notice.

The employment offer is contingent upon the successful completion of all pre-screening requirements including a background investigation and, if applicable, a pre-employment drug screen as required by the client, contractual obligation, or the business group. Depending on your role and/or the organization within the Company, additional checks might include (but are not limited to) credit, educational and prior employment checks. In addition, a critical piece of the onboarding processing, and staying compliant with federal law, is the completion of the U.S. Citizenship and Immigration Services Employment Eligibility Verification (Form I-9) on or before your start date. Recruiting will contact you to make an appointment with an I-9 verifier prior to your scheduled start date. If you are unable to complete your I-9 prior to your scheduled start date, you may bring the necessary documents with you on your scheduled start date. You will not be permitted to start work until your I-9 is completed. In addition, prior to your start date, you will also be required to complete and sign the Non-Competition and Non-Solicitation Agreement attached as an addendum to this offer letter.

This employment offer is also contingent on your agreeing to arbitrate employment-related claims pursuant to Conduent’s Dispute Resolution Plan.

Actions required to complete the Hiring Process:

1. Sign below to confirm your acceptance of this offer within three (3) business days.
Please note that this offer will become invalid if your signed acceptance is not returned within the stated time frame.

2. Complete all required onboarding forms/new hire paperwork prior to your start date to complete the hiring process. You will receive additional information on how to complete these steps upon acceptance of this offer.

I want to personally welcome you to the Conduent team and look forward to working with you in the future. Conduent has an exciting and successful future; and we are confident that you will be able to contribute to our continued success.

Please let me know if you have any questions.

Sincerely,

Cliff Skelton
Chief Executive Officer
Conduent Inc.

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